Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Horace Mann Educators Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686 and No. 333-98917) on Form S-8 and the registration statement (No. 333-111234) on Form S-3 of Horace Mann Educators Corporation and subsidiaries (the Company) of our reports dated February 28, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 which reports appear in the December 31, 2006 annual report on Form 10-K of the Company.

Our report dated February 28, 2007, contains an explanatory paragraph that states the Company has adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective January 1, 2006, and the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/    KPMG LLP

KPMG LLP

Chicago, Illinois

February 28, 2007